Exhibit 99.1

NOTICE OF REDEMPTION

To the Holders of

Oxford Lane Capital Corp.

7.50% Series 2023 Term Preferred Stock

(CUSIP: 691543300)

NOTICE IS HEREBY GIVEN that, pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of Term Preferred Shares, dated as of February 6, 2020 (the “Articles Supplementary”), which supplement the Articles of Amendment and Restatement, as amended, to the Articles of Incorporation of Oxford Lane Capital Corp. (the “Company”), the Company has called for redemption and will redeem all of the issued and outstanding shares of the Company’s 7.50% Series 2023 Term Preferred Stock (the “Shares”). The Company will redeem all 2,281,395 Shares on April 15, 2021 (the “Redemption Date”) for a redemption price of $25 per Share plus $0.07291667, which represents the accrued but unpaid dividends per Share from April 1, 2021 to, but excluding, the Redemption Date, for an aggregate redemption price of $25.07291667 per Share (the “Redemption Price”). The Company has set April 1, 2021 as the record date for the redemption of the Shares. The Shares will be redeemed from each holder of the Shares pro rata based upon the number of outstanding Shares held by such holder. Redemption of the Shares is being made pursuant to Section 2.5 of, and Annex A to, the Articles Supplementary.

On the Redemption Date, the Redemption Price will become due and payable on the Shares and any dividends shall cease to accumulate on the Shares that are redeemed from and after such date. Unless the Company defaults in the payment of the Redemption Price, dividends on the Shares that are redeemed will cease to accumulate on and after the Redemption Date, and the only remaining right of the holders of the Shares that are redeemed is to receive payment of the Redemption Price.

Dated: March 16, 2021	Oxford Lane Capital Corp.

/s/ Jonathan H. Cohen
Jonathan H. Cohen
Chief Executive Officer